EXHIBIT NO. 21.1

LIST OF SUBSIDIARIES OF
UIL HOLDINGS CORPORATION

State or Jurisdiction
	of incorporation or	Name under which
Name of Subsidiary	organization	Subsidiary does business

The United Illuminating Company (1)	Connecticut	The United Illuminating Company

United Resources, Inc. (1)	Connecticut	United Resources, Inc.

Xcelecom, Inc. (2)	Connecticut	Xcelecom, Inc.

United Bridgeport Energy, Inc. (2)	Connecticut	United Bridgeport Energy, Inc.

United Capital Investments, Inc. (2)	Connecticut	United Capital Investments, Inc.

Thermal Energies, Inc. (3)	Connecticut	Thermal Energies, Inc.

Johnson Electric Co., Inc. (3)	Connecticut	Johnson Electric Co., Inc

Xcel Services, Inc. (3)	Connecticut	Xcel Services, Inc.
______________________

(1)   Subsidiary of UIL Holdings Corporation
(2)   Subsidiary of United Resources, Inc.
(3)   Subsidiary of Xcelecom, Inc.